EXHIBIT 99.1

News
For Immediate Release

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Contact:
Robert B. Lewis
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SILGAN ANNOUNCES NEW SENIOR NOTES OFFERINGS

STAMFORD, CT, February 6, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it plans to offer $300 million aggregate principal amount of senior unsecured notes maturing on March 15, 2025 and €450 million aggregate principal amount of senior unsecured notes maturing on March 15, 2025, in each case subject to favorable market conditions.  Silgan intends to use the net proceeds from the U.S. Dollar notes offering to prepay a portion of its outstanding U.S. Dollar term loans and repay a portion of its outstanding revolving loans under its senior secured credit facility.  Silgan intends to use the net proceeds from the Euro notes offering to prepay all outstanding Euro term loans and repay a portion of its outstanding revolving loans under its senior secured credit facility and to repay certain foreign bank revolving and term loans of certain of its non-U.S. subsidiaries.

The notes being offered by Silgan will not initially be registered under the Securities Act of 1933, as amended, or the Securities Act, or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall

SILGAN HOLDINGS
February 6, 2017

not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.6 billion in 2016.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward-looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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